PRO-FAC COOPERATIVE, INC.


(Dollars in Thousands)

                                                                                             Fiscal Year Ended
                                                                         June 25,     June 24,     June 29,     June 28,   June 27,
                                                                           1994         1995         1996         1997       1998

Computation Of Ratio Of Earnings To Fixed Charges and
   Preferred Dividends

Income/(loss) before taxes, dividends and allocation of net proceeds
   from current operations                                                $23,698      $22,525     $(22,602)    $13,620     $24,970
Deduct - Equity in undistributed earnings of CoBank                        (1,541)      (1,288)      (1,532)     (1,143)       (715)
                                                                          -------      -------     --------     -------     -------
                                                                           22,157       21,237      (24,134)     12,477      24,255
                                                                          -------      -------     --------     -------     -------
Fixed charges:
   Interest expense                                                        11,587       29,035       41,998      36,473      30,767
   Rentals (A)                                                                  0          800        1,420       1,457       1,593
                                                                          -------      -------     --------     -------     -------
   Total fixed charges                                                     11,587       29,835       43,418      37,930      32,360
                                                                          -------      -------     --------     -------     -------
Adjusted earning/(loss) before fixed charges                              $33,744      $51,072     $ 19,284     $50,407     $56,615
                                                                          =======      =======     ========     =======     =======

Preferred dividends                                                       $ 3,717      $ 4,348     $  8,523     $ 5,503     $ 5,880
Add - Adjustment to reflect preferred dividends on a pretax basis1              0            0        4,391       2,835       3,166
                                                                          -------      -------     --------     -------     -------
Preferred dividends on a pretax basis                                       3,717        4,348       12,914       8,338       9,046
Fixed charges                                                              11,587       29,835       43,418      37,930      32,360
                                                                          -------      -------     --------     -------     -------
         Total                                                            $15,304      $34,183     $ 56,332     $46,268     $41,406
                                                                          =======      =======     ========     =======     =======
Ratio of earnings to fixed charges and preferred dividends                  2.2:1        1.5:1           (B)       1.1:1       1.4:1
                                                                          =======      =======     ========     ========    ========

Computation of Pro Forma Ratio of Earnings to
   Fixed Charges and Preferred Dividends

Adjusted earnings/(loss) before fixed charges, as above                   $33,744      $51,072     $ 19,284     $50,407     $56,615
                                                                          =======      =======     ========     =======     =======
Total fixed charges and pretax basis preferred dividends, as above        $15,304      $34,183     $ 56,332     $46,268     $41,406
                                                                          -------      -------     --------     -------     -------
Pro forma  preferred   dividends  assuming  all  "Retains"  were  converted  into preferred stock (retained earnings allocated
     to members times the maximum dividend rate permitted by law
       of 12 percent)                                                       4,218        5,325        4,422       4,070       4,038
Add - Adjustments to reflect preferred dividends on a pretax basis1             0            0        2,278       2,097       2,174
                                                                          -------      -------     --------     -------     -------
                                                                            4,218        5,325        6,700       6,167       6,212
                                                                          -------      -------     --------     -------     -------
Pro forma total fixed charges and pretax basis preferred dividends        $19,522      $39,508     $ 63,032     $52,435     $47,618
                                                                          =======      =======     ========     =======     =======
Pro forma ratio of earnings to fixed charges and preferred dividends        1.7:1        1.3:1           (C)          (C)     1.2:1
                                                                          =======      =======     ========     ========    =======

(A) Rentals deemed representative of the interest factor included in rent expense.

(B) In the fiscal year ended June 29, 1996, the earnings were inadequate by $37,048 to cover fixed charges and pretax-basis preferred dividends.

(C) In fiscal years ended June 29, 1996 and June 28, 1997, the earnings were inadequate by $43,748 and $2,028, respectively, to cover the amount of fixed charges and pretax-basis preferred dividends which would have been declared and paid if all retained earnings allocated to members' retains at the end of each fiscal periods had been converted to preferred stock at the beginning of the period at the maximum dividend permitted by law.

1 As a tax-exempt Cooperative until the acquisition of Agrilink, cash dividends paid were an allowable deduction for computation of taxable income.